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                                                                 EXHIBIT 99.1


               F.N.B. CORPORATION AND NORTH EAST BANCSHARES, INC.
                      ANNOUNCE DEFINITIVE MERGER AGREEMENT


HERMITAGE, PA - (APRIL 25, 2005) After expanding its franchise south in 2004 with acquisitions in the Pittsburgh and Butler County areas, today F.N.B. Corporation [NYSE: FNB] moves north to the attractive Erie market with the signing of a definitive agreement to acquire North East Bancshares, Inc. (North
East) [Pink Sheet: NEBI] of North East, PA in Erie County. The stock transaction is valued at $15.5 million.


Under the terms of the merger agreement, shareholders of North East will be entitled to receive $107.00 in common stock of F.N.B. It is anticipated that the transaction will be completed during the fourth quarter of 2005, pending regulatory approvals and the approval of shareholders of North East.


"Our team has done a tremendous job building the F.N.B. presence in Erie. And now, instead of building new branches, we are able to improve our opportunities for future growth by merging with a respected, established community-focused organization," said Stephen J. Gurgovits, President and Chief Executive Officer of F.N.B. Corporation. "Our customers in Erie will benefit from additional convenient locations combined with the talent and experience of the North East staff and management team."


"North East's offices in Harborcreek and North East will help solve F.N.B.'s east Erie County strategic issue by giving us a presence that we were missing in that part of the market," added Tom Wedzik, President and CEO of the Erie Region. "This transaction also strengthens our west side presence with the addition of a new modern full-service branch on West 8th Street."


"We could not have found a better organization with which to merge," noted David
B. Hartman, President and Chief Executive Officer of North East. "Our shareholders will acquire shares of a New York Stock Exchange-traded company recognized for its generous dividend payout. Our staff will have more opportunities for advancement as part of a larger organization, and our customers will now enjoy added convenience with more branches and a wider array of financial services from which to choose. In addition, F.N.B.
shares North East's focus on the community."


Based upon a $107.00 per share value, the transaction price represents 229% of North East's book value per share. It is anticipated that the merger will be immediately accretive to F.N.B. earnings per share.


ABOUT NORTH EAST BANCSHARES, INC.


North East Bancshares, Inc., parent company of National Bank of North East, is a $69 million financial services company founded in 1908. The company operates four banking and lending offices in Erie County, Pennsylvania. Investor information may be requested on North East's Web site at http://www.nbne.com.


ABOUT F.N.B. CORPORATION


F.N.B. Corporation, headquartered in Hermitage, PA has total assets of $5.6 billion. F.N.B. is a leading provider of banking, wealth management, insurance, and consumer finance services in Western Pennsylvania and Eastern Ohio, where it owns and operates First National Bank of Pennsylvania, First National Trust Company, First National Investment Services Company, F.N.B. Investment Advisors, Inc., First National Insurance Agency, Inc., and Regency Finance Company. It also operates consumer finance offices in Tennessee.


Mergent Inc., a leading provider of business and financial information on publicly traded companies, has recognized F.N.B. as a Dividend Achiever. This annual recognition is based on the Corporation's outstanding record of increased dividend performance. The Corporation has consistently increased dividend payments for over 32 consecutive years.


The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol FNB. Investor information is available on F.N.B.'s website at http://fnbcorporation.com.


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This press release contains "forward-looking" statements as defined in the
Private Securities Litigation Reform Act of 1995, which are based on F.N.B.'s and North East's current expectations, estimates and projections about future events. This may include statements regarding the timing of the closing of the transaction, the timing and success of integration efforts once the transaction is complete, F.N.B.'s expectations or ability to realize growth and efficiencies through the acquisition of North East and the impact of the transaction on F.N.B.'s business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties, such as whether the merger will be approved by the shareholders of North East or by regulatory authorities, whether each of the other conditions to closing set forth in the merger agreement will be met and the general effects of financial, economic, regulatory and political conditions affecting the banking and financial services industries. Accordingly, actual results may differ materially. F.N.B. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


WHERE TO FIND ADDITIONAL INFORMATION ABOUT THE MERGER


F.N.B. Corporation intends to file a proxy statement/prospectus and other relevant materials with the SEC in connection with the merger. The proxy statement/prospectus will be mailed to shareholders of North East Bancshares, Inc. Investors and security holders of North East are urged to read the proxy statement/prospectus and the other relevant materials when they become available because they will contain important information about North East, F.N.B. and the merger.


The proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by F.N.B. with the SEC, may be obtained free of charge at the SEC's Web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by F.N.B. Corporation by contacting James Orie, F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, PA 16148, telephone: (724) 983-3317.


Investors and security holders are urged to read the proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.


                                      # # #


                                                    MEDIA CONTACT: KATHRYN LIMA


                                      724-981-4318 (OFFICE)/724-301-6984 (CELL)


                        ANALYSTS & INSTITUTIONAL INVESTORS CONTACT: JOHN WATERS


                                      239-514-2643 (OFFICE)/239-272-6495 (CELL)